UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2015

TRI Pointe Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35796	61-1763235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19540 Jamboree Road, Suite 300, Irvine, California		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (949) 438-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; -Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2015, TRI Pointe Group, Inc. (“Company”) entered into executive employment agreements with each of Douglas F. Bauer, Chief Executive Officer; Thomas J. Mitchell, President and Chief Operating Officer; and Michael D. Grubbs, Chief Financial Officer.  These employment agreements supersede the employment agreements previously entered into between the Company and each of these executives.

Each agreement has an initial term of three years and on the third anniversary date (and each annual anniversary date thereafter) will be automatically extended for one additional year unless either the executive or the Company gives written notice of non-renewal.  If a "change in control" (as defined in the agreement) occurs during the initial or extended term, then the term will continue for not less than 18 months beyond the month in which the change in control occurs.  Both the Company and the executive will have the right to terminate the executive’s employment at any time, with or without cause, and with or without prior notice.

Upon termination of employment, each executive will receive any accrued but unpaid base salary and other accrued and unpaid compensation, including any accrued and unpaid vacation and annual bonus.  Upon either an “involuntary termination without cause” (as defined in the agreement) or a voluntary termination for a “good reason” (as defined in the agreement), the executive, subject to his delivery of a release of claims, will also be entitled to receive specified severance benefits.  If a covered termination occurs prior to, or more than 18 months after a "change in control" (as defined in the agreement), Messrs. Bauer, Mitchell and Grubbs will be entitled to receive 2, 1.5, and 1.5, respectively, times the sum of his base salary plus the average of the greater of (i) the average of the annual cash bonuses received for the two fiscal years ending before the termination; and (ii) the target annual bonus for the year in which the termination occurs.  If a covered termination occurs during the 18-month period commencing on a change in control, then the multiplier will be 3 with respect to Mr. Bauer, and 2.5 with respect to Messrs. Mitchell and Grubbs.  In either case and if the executive elects continued healthcare coverage under COBRA, the Company will also directly pay, or reimburse the executive for, the premium for his and his covered dependents through the earlier of (i) the 18 month anniversary of the date of his termination of employment, and (ii) the date he and his covered dependents become eligible for healthcare coverage under another employer's plan(s).  In the event that the executive’s employment is terminated due to death or disability (as defined in the agreement), the executive or his beneficiaries or estate will be entitled to receive a pro-rata portion of his annual bonus for the fiscal year.

The annual base salaries of Messrs. Bauer, Mitchell and Grubbs are $600,000, $575,000 and $500,000, respectively, subject to increase in the discretion of the Company’s board of directors or a committee of the board.  Additionally, each executive will be eligible to receive an annual performance bonus targeted at 110% of his base salary on terms and conditions determined by the Company's board of directors or a committee of the board.  Each agreement provides that the executive is eligible to receive stock options and other equity incentive grants as determined by the Company’s board or committee of the board and to standard Company benefits and compensation practices.

The foregoing summary of the executive compensation agreements is not complete and is qualified in its entirety by reference to the complete agreements, copies of which are attached hereto as Exhibits 10.1 – 10.3 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)List of Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement dated as of November 19, 2015 between TRI Pointe Group, Inc. and Douglas F. Bauer
10.2	Executive Employment Agreement dated as of November 19, 2015 between TRI Pointe Group, Inc. and Thomas J. Mitchell
10.3	Executive Employment Agreement dated as of November 19, 2015 between TRI Pointe Group, Inc. and Michael D. Grubbs

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI Pointe Group, Inc.

Date: November 20, 2015By: /s/ Bradley W. Blank___________________

Name: Bradley W. Blank

Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Employment Agreement dated as of November 19, 2015 between TRI Pointe Group, Inc. and Douglas F. Bauer
10.2	Executive Employment Agreement dated as of November 19, 2015 between TRI Pointe Group, Inc. and Thomas J. Mitchell
10.3	Executive Employment Agreement dated as of November 19, 2015 between TRI Pointe Group, Inc. and Michael D. Grubbs